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                                                                    Exhibit 99.1

                                 PRESS RELAESE
                        (CITIZENS & NORTHERN BANK LOGO)




                                                            Contact: Yvonne Gill
October 14, 2005                                                    570-724-0247
                                                              ygill@cnbankpa.com


C&N ANNOUNCES SEPTEMBER 30, 2005 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

         Wellsboro, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the nine months ended September 30, 2005, and for the third quarter 2005, which are highlighted below.

FINANCIAL HIGHLIGHTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005:

        o C&N's acquisition of First State Bank (through the acquisition of Canisteo Valley Corporation, the parent company for First State
              Bank) was completed, effective at the end of August 2005. Including an increase in assets arising from the First State Bank acquisition of approximately $40 million, total assets increased 4.2%, to $1,183,599,000 as of September 30, 2005 from
              $1,135,433,000 as of September 30, 2004.

        o Net loans increased 12.9%, to $637,646,000 at September 30, 2005, from $564,867,000 at September 30, 2004. Excluding First State Bank, the increase in net loans was 8.7%.

        o Total deposits and repo sweep accounts increased 12.5%, to $782,813,000 at September 30, 2005, from $695,836,000 at September
              30, 2004. Excluding First State Bank, deposits and repo sweeps increased 6.9%.

        o Tangible Equity/Tangible Assets Ratio was 10.45% as of September 30, 2005. Banking regulatory agencies consider 5% to be the minimum threshold, for purposes of this ratio, for banks to be considered well capitalized.

        o Net Income was $9,880,000 for the nine months ended September 30, 2005, down 8.5% from net income of $10,800,000 for the first nine months of 2004. Net Income Per Share was $1.20 (Basic) and $1.19 (Diluted) for the nine months ended September 30, 2005, as compared to $1.32 (Basic) and $1.31 (Diluted) for the first nine months of 2004. The First State Bank acquisition and operating results for the month of September 2005 did not have a significant impact on C&N's operating results.



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        o     Return on Average Assets was 1.16% for the first nine months of
              2005, as compared to 1.30% for the first nine months of 2004. Return on Average Equity was 9.92% for the nine months ended September 30, 2005, as compared to 11.28% for the first nine months of 2004.

        o Cash Dividends declared by C&N increased by 4.6% for the first nine months of 2005 over the same period in 2004, to $0.69 per share.

        o Net interest income of $26,634,000 for the first nine months of 2005 was $564,000, or 2.2%, higher than the first nine months of 2004. Increases in loan volume have been the major reason for the growth in net interest income through the first three quarters of 2005.

        o Net realized gains from securities amounted to $2,388,000 for the nine months ended September 30, 2005, up $644,000 from the first nine months of 2004.

        o Other (noninterest) income totaled $5,741,000 in the first nine months of 2005, an increase of $634,000, or 12.4%, over the first nine months of 2004. This category includes several sources of revenue. The sources of revenue with the largest increases in the first nine months of 2005 included the following: fees related to credit card operations of $144,000; debit card fees of $123,000; dividends from Federal Home Loan Bank of Pittsburgh stock of $122,000; and Trust revenues of $106,000.

        o Noninterest expense increased $2,349,000 (12.2%) in the first nine months of 2005 as compared to the first nine months of 2004. Total salaries and benefit expenses increased $1,066,000, or 9.7% in the first nine months of 2005 over the first nine months of 2004, primarily due to new hires to accommodate expansion into new branches (Williamsport and South Williamsport in 2004, Jersey Shore in August 2005, and Canisteo and South Hornell, NY, in September 2005), and from the addition of new employees for support functions, such as Risk Management, Finance and Training. Furniture and equipment expense increased $761,000, or 65.6%, mainly due to depreciation and maintenance costs associated with the new core banking software system, which was implemented in the fourth quarter 2004.

        o The income tax provision increased $338,000, to $2,154,000 (17.9% of pre-tax income) in the first nine months of 2005 from $1,816,000 (14.4%) in the first nine months of 2004. The income tax rate as a percentage of pre-tax income increased in the first nine months of 2005 because C&N lowered its holdings of tax-exempt securities as a percentage of total assets in an effort to reduce or eliminate the need to pay alternative minimum tax.

FINANCIAL HIGHLIGHTS FOR THE THIRD QUARTER 2005:

        o Net Income in the third quarter 2005 was $3,287,000, or 3.5%, lower than third quarter 2004 Net Income of $3,405,000. Net Income for the third quarter 2005 was down slightly from second quarter 2005 Net Income of $3,298,000. Net Income Per Share (Basic and Diluted) was $0.40 in the third quarter 2005, the same as the second quarter 2005, and down from $0.42 (Basic) and $0.41 (Diluted) in the third quarter 2004.


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        o     Cash Dividends declared by C&N increased to $0.23 per share for the third quarter 2005 from $0.22 per share for the third quarter 2004.

        Citizens & Northern Corporation is the parent company of Citizens & Northern Bank and First State Bank. Citizens & Northern Bank is a local, independent community bank providing complete financial, investment and insurance services through 20 full service offices throughout Tioga, Bradford, Sullivan and Lycoming counties in Pennsylvania. First State Bank provides banking services through its offices in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. First State Bank can be found on the web at www.fsbcanisteo.com. The Company's stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.